(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Series Fund, Inc.

We consent to the use of our report dated December 19, 2013, incorporated herein by reference, for ING Global Target Payment Fund, a series of the ING Series Fund, Inc., and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

February 26, 2014